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                                                                   EXHIBIT 10.78

                 DESCRIPTION OF LONG-TERM PERFORMANCE BONUS PLAN

     In 2001, the Compensation Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 2004 if FedEx achieved certain earnings-per-share goals established by the Compensation Committee with respect to the three-fiscal-year period 2002 through 2004. Bonuses were awarded for fiscal 2004 to upper management, including executive officers, under the long-term plan because FedEx's performance exceeded the threshold for the three-fiscal-year period.

     The Compensation Committee has established long-term performance bonus plans for the three-fiscal-year periods 2003 through 2005, 2004 through 2006 and 2005 through 2007, providing bonus opportunities for fiscal 2005, 2006 and 2007, respectively, if certain earnings-per-share goals are achieved with respect to those periods. No amounts can be earned for the 2003 through 2005, 2004 through 2006 and 2005 through 2007 plans until 2005, 2006 and 2007, respectively, because achievement of the earnings-per-share goals can only be determined following the conclusion of the applicable three-fiscal-year period.